Exhibit 10.16

cmcdemus@clear-point.com

DIRECT DIAL: 215-997-7710 X. 101

June 25, 2008

VIA UPS, OVERNIGHT DELIVERY

B&N Associates, LLC
Attn: Brian Bolcar

Dear Brian:

I am writing in reference to that certain Second Amended and Restated Promissory Note, dated March 31, 2008, payable by ClearPoint Resources, Inc. (the “Company”) in the original principal amount of $100,000 (the “Note”). By way of this letter, the Company is notifying you that, effective June 20, 2008, it has, in accordance with Section 1 of the Note, exercised the Maturity Date Extension (as defined in the Note). As a result, the new Maturity Date for the Note is March 31, 2010. The Company exercised the Maturity Date Extension in connection with its recent loan transaction with ComVest Capital, LLC, whereby the Company received a $9 million term loan and $3 million revolver.

As required by Section 3 of the Note, I have enclosed a second Warrant for 15,000 shares of Company Common Stock, exercisable from June 20, 2008 until March 31, 2011 at an exercise price of $1.55.

Feel free to call me with any questions.

Very truly yours,

CLEARPOINT RESOURCES, INC.

Christopher D. McDemus
Senior V.P. & General Counsel

Encl.